mbia

# ENDORSEMENT

This endorsement (this "Endorsement") is attached to Certificate Guaranty Insurance Policy, Policy Number 493400, (the "Certificate Guaranty Insurance Policy") issued by MBIA Insurance Corporation ("MBIA") on March 22, 2007.

For the avoidance of doubt, with respect to any Distribution Date, the amount of funds that are applied to reduce the Class Certificate Balance of the Class A Certificates on such Distribution Date shall be included in Class A Certificate Available Funds for purposes of calculating the amount under clause (a)(ii) or clause (b), as applicable, of Required Distributions for such Distribution Date, but shall not be included in Class A Certificate Available Funds for purposes of calculating the Deficiency Amount for such Distribution Date because such funds have already been given effect under clause (a)(ii) or clause (b), as applicable, of Required Distributions for such Distribution Date.

This Endorsement forms a part of the Certificate Guaranty Insurance Policy to which it is attached, effective on the inception date of the Certificate Guaranty Insurance Policy.

IN WITNESS WHEREOF, MBIA has caused this Endorsement to be executed and attested on its behalf by its President and its Assistant Secretary, this 26th day of December, 2007.

MBIA INSURANCE CORPORATION

Gary C Dunton

President

Attest:

Assistant Secretary